EXHIBIT 99.1

VASCO Reports Results for Fourth Quarter and Full Year 2009

Revenue for the fourth quarter and full year 2009 was $31.9 million and $101.7 million, respectively, an increase of 10% compared to the fourth quarter 2008 and a decrease of 24% compared to full year 2008. Operating income for the fourth quarter and full year 2009 was $5.4 million and $13.4 million, respectively, an increase of 197% compared to the fourth quarter 2008 and a decrease of 52% compared to full year 2008. Financial results for the periods ended December 31, 2009 and guidance for full year 2010 to be discussed on conference call today at 10:00 a.m. E.S.T.

OAKBROOK TERRACE, IL, and ZURICH, Switzerland, February 18, 2010—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com), today reported financial results for the fourth quarter and full year ended December 31, 2009.

Revenue for the fourth quarter of 2009 increased 10% to $31.9 million from $28.9 million in 2008 and, for the full year 2009, decreased 24% to $101.7 million from $133.0 million in 2008.

Net income for the fourth quarter of 2009 was $5.6 million, or $0.15 per fully diluted share, an increase of $2.8 million, or 100%, from $2.8 million, or $0.07 per fully diluted share, for the fourth quarter of 2008. Net income for the full year 2009 was $12.6 million, or $0.33 per fully diluted share, a decrease of $11.7 million, or 48%, from $24.3 million, or $0.64 per fully diluted share for the full year 2008.

Financial Highlights:

•

Gross profit was $22.4 million or 70% of revenue for the fourth quarter of 2009 and $71.2 million or 70% of revenue for the full year 2009. Gross profit was $18.7 million or 65% of revenue for the fourth quarter of 2008 and $92.0 million or 69% of revenue for the full year 2008.

•

Operating expenses for the fourth quarter and full year 2009 were $17.0 million and $57.7 million, respectively, an increase of 1% from $16.9 million reported for the fourth quarter 2008 and a decrease of 10% from $63.8 million reported for the full year 2008. Operating expenses for the fourth quarter included $0.5 million related to stock-based incentives. For the full year 2009, operating expenses reflected a benefit of $0.3 million related to stock-based incentives, including the reversal in the first quarter of 2009 of $2.0 million of long-term performance-based incentive award reserves that had been accrued at 12/31/08. Operating expenses for the fourth quarter and full year 2008 included $0.8 million and $3.1 million of expense, respectively, related to stock-based incentives.

•

Operating income for the fourth quarter and full year 2009 was $5.4 million and $13.4 million, respectively, an increase of $3.6 million, or 197%, from $1.8 million reported for the fourth quarter of 2008 and a decrease of $14.7 million, or 52%, from the $28.1 million reported for the full year 2008. Operating income as a percentage of revenue for the fourth quarter and full year 2009 was 17% and 13%, respectively, compared to 6% and 21% for the comparable periods in 2008.

•

Earnings before interest, taxes, depreciation and amortization was $7.0 million and $18.9 million for the fourth quarter and for the full year 2009, respectively, an increase of 140% from $2.9 million reported for the fourth quarter of 2008 and a decrease of 40% from $31.3 million reported for the full year 2008.

•

Net cash balances, total cash and cash equivalents less bank borrowings, at December 31, 2009 totaled $67.6 million compared to $71.2 million and $57.7 million at September 30, 2009 and December 31, 2008, respectively.

Operational and Other Highlights:

•

VASCO won 428 new customers in Q4 2009 (60 new banks and 368 new enterprise security customers). For the full year 2009, VASCO won 1,485 new customers (211 banks and 1,274 enterprise security customers). Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

•	VASCO reinforces its presence in the Middle East by opening an office in the Kingdom of Bahrain.

•	IJZA secures electronic files in the youth care sector with DIGIPASS and IDENTIKEY. IJZA II is an online client registration program making youth care patients’ files available over the internet.

•	SecurIT integrates VASCO authentication in its TrustBuilder solution for Tivoli Access Manager

•	VASCO announces that DIGIPASS® for Mobile is available for iPhone™ and iPod Touch™

•	VASCO enhances DIGIPASS 830 with an alpha-numeric screen. DIGIPASS 830a combines e-signature functionality with EMV-CAP compliance.

•

VASCO extends its PKI-based product line with two new authenticators: DIGIPASS® KEY 200 and DIGIPASS® KEY 860. DIGIPASS KEY 200 is a USB device with a PKI smart card and secure USB mass storage on a single device.

•	VASCO launches DIGIPASS Authentication for Windows Logon and announces IDENTIKEY Server Enterprise Edition.

•

VASCO launches multi-application security model for strong authentication. A unique authentication and signature ID is stored in VASCO’s comprehensive and centralised IDENTIKEY server, which can be expanded to support multiple access points and applications

•	VASCO lightens the supply chain burden by offering fulfillment services to financial institutions.

•	VASCO empowers its channel with new aXsGUARD Gatekeeper.

Guidance for full-year 2010:

VASCO is providing guidance for the full-year 2010 as follows:

•	Revenue growth of 15% to 20% for the full-year 2010 over full-year 2009,

•	Operating margins as a percentage of revenue for full-year 2010 are projected to be in the range of 5% to 10%.

“We believe that the results for the fourth quarter of 2009 are solid evidence that the negative impact created by the economic turmoil over the last year has started to abate,” stated T. Kendall Hunt, Chairman & CEO. “While the full year 2009 results were down from 2008, we are proud of the fact that not only were we able to remain profitable in each quarter of 2009, but also continued to invest in new products and markets that will support our future growth. While we expect that our business will continue to be impacted by the economic uncertainties in the world markets, we expect that we will return to a trend of solid growth in 2010 over the comparable periods in 2009.”

“The results for the fourth quarter from both our banking and enterprise and application security markets showed solid improvement from the third quarter of 2009,” said Jan Valcke, VASCO’s President and COO. “In addition, we saw that the strategies that we put into place in prior years proved valuable in remaining profitable in 2009. Growth in our non-banking business helped us improve our margins and remain profitable throughout the year. Looking forward, we believe that the continued investment in our products throughout 2009 will allow us to increase our product offerings in new markets, including new vertical application markets and services, which will result in a more diversified customer base with less reliance on any one market in future years.”

Cliff Bown, Executive Vice President and CFO added, “During the fourth quarter of 2009 our working capital balances continued to grow even though our cash balances declined slightly. During the fourth quarter our working capital increased $5.6 million, or 7%, from September 30, 2009 and our net cash balance decreased $3.6 million or 5% from September 30, 2009. For the full year, our net cash balance increased $9.9 million, or 17%, and our working capital increased $13.0 million, or 17%, from December 31, 2008.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, February 18, 2010, at 10:00 a.m. EST—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the fourth quarter and full year 2009 and guidance for full year 2010.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800-734-8583

International: +1 212-231-2901

And mention VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenue	$31,936	$28,935	$101,695	$132,977

Cost of goods sold	9,577	10,246	30,535	41,007

Gross profit	22,359	18,689	71,160	91,970

Operating costs:
Sales and marketing	8,439	9,737	30,299	35,352
Research and development	3,301	2,906	11,582	11,618
General and administrative	5,114	4,128	15,413	16,237
Amortization of purchased intangible assets	121	108	453	626

Total operating costs	16,975	16,879	57,747	63,833

Operating income	5,384	1,810	13,413	28,137

Interest income	191	229	572	990
Other income (expense)	618	362	2,107	(209)

Income before income taxes	6,193	2,401	16,092	28,918
Provision for income taxes	589	(411)	3,460	4,627

Net income	$5,604	$2,812	$12,632	$24,291

Basic net income per share	$0.15	$0.08	$0.34	$0.65
Diluted net income per share	$0.15	$0.07	$0.33	$0.64

Weighted average shares outstanding:
Basic	37,322	37,212	37,319	37,156
Diluted	38,068	38,109	38,084	38,204

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and equivalents	$67,601	$57,714
Accounts receivable, net of allowance for doubtful accounts	31,170	24,951
Inventories	9,015	13,376
Prepaid expenses	1,588	1,926
Deferred income taxes	1,055	284
Foreign sales tax receivable	1,086	7,452
Other current assets	632	199

Total current assets	112,147	105,902

Property and equipment, net	5,189	4,176
Goodwill	13,813	13,584
Intangible assets, net of accumulated amortization	1,797	1,997
Other assets	548	2,291

Total assets	$133,494	$127,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,505	$10,349
Deferred revenue	7,188	5,881
Accrued wages and payroll taxes	5,178	5,780
Income taxes payable	3,097	3,114
Other accrued expenses	3,285	4,848

Total current liabilities	23,253	29,972

Deferred compensation	490	1,352
Deferred revenue	277	888
Deferred tax liability	328	454

Total liabilities	24,348	32,666

Stockholders’ equity
Common stock	37	37
Additional paid-in capital	67,371	66,700
Accumulated income	37,488	24,856
Accumulated other comprehensive income (loss)	4,250	3,691

Total stockholders’ equity	109,146	95,284

Total liabilities and stockholders' equity	$133,494	$127,950

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to net income (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA	$6,993	$2,917	$18,863	$31,309

Interest income, net	191	229	572	990
Provision for income taxes	(589)	411	(3,460)	(4,627)
Depreciation and amortization	(991)	(745)	(3,343)	(3,381)

Net income	$5,604	$2,812	$12,632	$24,291

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 9,500 companies in more than 100 countries, including approximately 1,400 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “mean,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the VASCO’s public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and its operations.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY.

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com